Exhibit 99.1

BRT REALTY TRUST REPORTS RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2012

Great Neck, New York – May 10, 2012 – BRT REALTY TRUST (NYSE:BRT), a real estate investment trust that originates and holds for investment short term, senior mortgage loans secured by commercial and multi-family real estate and participates as an equity investor in joint ventures which acquire multi-family residential properties and other real estate assets, today announced operating results for the three months ended March 31, 2012.

Jeffrey A. Gould, President and Chief Executive Officer of BRT commented that, “During the second quarter, BRT’s Newark Joint Venture was successful in obtaining approximately $48.0 million of financing (comprised of $31.8 million of mortgage debt that is non-recourse to BRT) and $16.2 million of New Market Tax Credits, (including $2.5 million of credits obtained after March 31, 2012), the proceeds of which were used to pay  transaction expenses and to pay down approximately $6.3 million of debt with the balance to be used to construct two buildings contemplated by the first phase of the Teachers Village project.  Construction of these buildings commenced in February 2012.”

Commenting further, he noted that “BRT also expanded its business activities in the second quarter by participating as an equity investor in joint ventures which acquired four multi-family residential properties.

The Trust’s consolidated joint ventures, to which the Trust contributed an aggregate of $17.6 million for 80% of the equity of each venture, acquired two multi-family residential properties in Florida, having a total of 750 units for a total purchase price of $68.7 million (inclusive of $52.9 million of mortgage debt, non-recourse to BRT, and exclusive of $1.79 million of acquisition costs).

The Trust’s newly formed unconsolidated joint ventures, in which the Trust invested an aggregate of $4.8 million (including funds for anticipated property improvements and cash needs) for an 80% equity interest in each such venture, acquired two multi-family residential properties in Georgia having a total of 377 units for a total purchase price of $14.4 million (inclusive of $11.2 million of mortgage debt, non-recourse to BRT, and exclusive  of $193,000 of acquisition costs).”

Mr. Gould also noted that, “As a result of the Newark Joint Venture financing completed in February 2012 (which is non-recourse to BRT) and the acquisitions by the Trust’s consolidated joint ventures, total assets at March 31, 2012 were $299.3 million, a $108.3 million increase from $191 million at September 30, 2011, and total liabilities at March 31, 2012 were $155.1 million, a $99.8 million increase from $55.3 million at September 30, 2011.  The acquired multi-family residential properties had, in the quarter ended March 31, 2012, a minimal impact on rental revenue from operating properties and operating expenses relating to real estate properties because the acquisitions were completed at quarter end, although the $1.79 million in property acquisition costs, which were expensed in the quarter, negatively impacted results of operations.”

Mr. Gould further noted that, “BRT fully intends to continue its short-term lending business; and expects that this business will be more active as the economy improves.  The acquisition of multi-family residential properties and other real estate assets with experienced venture partners, is an opportunity for BRT in the current economic climate.  BRT believes that the transactions it concluded in the current quarter, plus future acquisitions, if any, will provide it with a steady revenue stream for the foreseeable future and the possibility of incremental values.”

Operating Results:

Total revenues for the three months ended March 31, 2012 were approximately $3.69 million, a decrease of 35.3% from $5.7 million in the corresponding prior year period.  The decrease is attributable to the inclusion in the three months ended March 31, 2011 of recoveries of $2.6 million with respect to previously provided allowances.  By comparison, the current quarter only reflected a nominal recovery of previously provided allowances.  Without giving effect to the $2.6 million of recoveries in the 2011 quarter, total revenues in the current quarter would have increased 17.8% over total revenues for the 2011 quarter.

During the current quarter, the Trust originated approximately $40.6 million in loans compared to $60.6 million in loan originations in the corresponding quarter of the prior year.  At March 31, 2012, the Trust had a $72 million loan portfolio and all loans are performing.

Total expenses for the three months ended March 31, 2012 were approximately $6.09 million, an increase of approximately $2.47 million, or 68.4%, from $3.61 million in the quarter ended March 31, 2011.  The increase is primarily due to property acquisition costs (i.e. acquisition, brokerage, legal, due diligence and transactional fees and expenses) related to our consolidated joint ventures’ acquisitions of multi-family residential properties, and to a lesser extent, increases in interest on borrowed funds and general and administrative expense.  The increase in interest on borrowed funds relating to the additional debt incurred in the quarter does not reflect a full quarter of increased interest expense because of the timing of the incurrence of such debt.

Net loss attributable to common shareholders was $1.03 million, or $0.07 per share in the current quarter, compared to net income of $1.85 million or $0.13 per share in the corresponding prior year period.

About BRT Realty Trust:

BRT Realty Trust is a business trust organized in Massachusetts. BRT’s originates and holds for investment senior mortgage loans secured by commercial and multi-family real estate property in the United States. Beginning the quarter ended March 31, 2012, BRT expanded its activities by acquiring for investment, with venture partners, multi-family residential properties.  Interested parties are encouraged to review the Form 10-Q for the quarter ended March 31, 2012 filed with the Securities and Exchange Commission for additional information.  The Form 10-Q, as well as additional financial and descriptive information on BRT, its operations and its portfolio, is available at BRT’s website at: www.BRTRealty.com.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding lending activities and other positive business activities.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or “possibility” similar expressions or variations thereof.  Forward looking statements, including our loan origination and property acquisition activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the sections entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2011 and our Quarterly Report on Form 10-Q for the period ended March 31, 2012.

Contact:  David W. Kalish – (516) 466-3100
BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	March 31,		March 31,
	2012	2011	2012	2011

Revenues:
Interest and fees on loans	$2,202	$2,021	$4,454	$3,420
Rental revenue from real estate properties	1,019	959	1,787	1,813
Recovery of previously provided allowance	3	2,566	10	2,566
Other income	463	151	590	350
Total revenues	3,687	5,697	6,841	8,149

Expenses:
Interest on borrowed funds	875	542	1,342	1,199
Property acquisition costs	1,793	-	1,793	-
General and administrative expenses	2,006	1,629	3,680	3,060
Operating expenses relating to real estate properties	959	850	1,745	1,766
Other expenses	453	592	808	1,191
Total expenses	6,086	3,613	9,368	7,216

Total revenues less total expenses	(2,399)	2,084	(2,527)	933

Equity in (loss) earnings of unconsolidated ventures	(40)	86	(115)	135
Gain on sale of available-for-sale securities	342	593	324	1,014
Gain on sale of loan	-	-	3,192	-
Loss on extinguishment of debt	-	(2,138)	-	(2,138)
(Loss) income from continuing operations	(2,097)	625	874	(56)

Discontinued operations:
Gain on sale of real estate assets	-	697	490	697
Discontinued operations	-	697	490	697

Net (loss) income	(2,097)	1,322	1,364	641

Plus: net loss attributable to non-controlling interests	1,069	525	1,482	698

Net (loss) income attributable to common shareholders	$(1,028)	$1,847	$2,846	$1,339

Basic and diltued per share amounts attributable to common shareholders:

(Loss) Income from continuing operations	$(0.07)	$0.08	$0.17	$0.05
Discontinued operations	-	0.05	0.03	0.05
Basic and diluted (loss) income per share	$(0.07)	$0.13	$0.20	$0.10

Amounts attributable to BRT Realty Trust:
(Loss) Income from continuing operations	$(1,028)	$1,150	$2,356	$642
Discontinued operations	-	697	490	697
Net (loss) income	$(1,028)	$1,847	$2,846	$1,339

Weighted average number of
common shares outstanding:
Basic and diluted	14,050,088	14,047,924	14,015,940	14,012,404